 EXHIBIT 23.1

MantylaMcReynolds LLC

The CPA, Never Underestimates the Value.K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Pacific Gold Corp.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Pacific Gold Corp. of our report dated March 15, 2007, relating to the balance sheet as of December 31, 2006 and the related statements of operations, shareholders’ equity, and cash flows for the years ended December 31, 2006 and 2005, which appear in the December 31, 2006 Annual Report on Form 10-KSB of Pacific Gold Corp.

/s/ Mantyla McReynolds, LLC

MANTYLA McREYNOLDS, LLC

Salt Lake City, Utah

July 6, 2007

5872 South 900 East, Suite 250  Salt Lake City, Utah 84121 (801)269-1818  Fax (801) 266-3481